Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of North Star Micro Cap Fund, North Star Dividend Fund, North Star Opportunity Fund, North Star Bond Fund, and North Star Small Cap Value Fund, each a separate series of Northern Lights Fund Trust II, of our report dated January 29, 2025, relating to the financial statements and financial highlights of North Star Micro Cap Fund, North Star Dividend Fund, North Star Opportunity Fund, North Star Bond Fund, and North Star Small Cap Value Fund, appearing in the Form N-CSR for the year ended November 30, 2024, which are part of such Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Other Service Providers,” “Portfolio Holdings Information,” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

March 28, 2025